Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our reports dated February 24, 2010 on the financial statements and financial highlights of Adams Harkness Small Cap Growth Fund, Polaris Global Value Fund, and the BeeHive Fund, each a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the 2009 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 30, 2010